Enhancing Stockholder Value at ValueVision Media, Inc.

May 2014

www.AddValueAndVision.com

CLINTON GROUP

INFRASTRUCTURE | AGILITY | EXPERTISE

Globally Diversified Investment Institution Specializing In Alternative Investment Strategies

Information contained herein may be based on data obtained from recognized statistical services, issuer reports or communications, or other sources believed to be reliable. However, we have not verified such information and we do not make any representations as to its accuracy or completeness. Any statements that are non-factual in nature constitute only current opinions, which are subject to change. No part of this report may be reproduced in any manner without the prior permission of Clinton Group, Inc. This presentation should be read in conjunction with important disclosures included with this booklet. Registration with the Securities and Exchange Commission does not imply a certain level of skill or training.

© Clinton Group, Inc. 2014. All rights reserved.

Page 1 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Important Information CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RELATIONAL OPPORTUNITY, LLC, CHANNEL COMMERCE PARTNERS, L.P., GEH CAPITAL, INC., CLINTON GROUP, INC., GEORGE E. HALL (COLLECTIVELY, "CLINTON") THOMAS D. BEERS, MARK BOZEK, RONALD L. FRASCH, THOMAS D. MOTTOLA, ROBERT ROSENBLATT AND FRED SIEGEL (TOGETHER WITH CLINTON, THE "PARTICIPANTS") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF VALUEVISION MEDIA, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, CLINTON'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297 - 0720 OR TOLL FREE AT (855) 305 - 0857. INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CLINTON. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Page 2 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies ▪ Multi - channel electronic retailer known as “ ShopHQ ” (formerly “ ShopNBC ”) ▪ Distribution into 87 million U.S. homes on all major cable and satellite systems ▪ Distant third - place market share, behind QVC and HSN ▪ 2013 revenue and adjusted EBITDA of $640 mm and $18 mm ValueVision Media (NASDAQ: VVTV) Overview Diluted shares outstanding (mm) 55.1 Price per share (5/22/14) $4.33 Market value of equity ($ mm) $238.8 Enterprise value ($ mm) $249.6

Page 3 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Executive Summary ▪ ValueVision Media has a valuable, uncommon asset in its ubiquitous distribution on cable and satellite systems in the United States – We believe the Company has failed to exploit this asset for the benefit of stockholders – Five years into the tenure of the current CEO, the Company still produces less revenue per home than it did in every year from 1999 to 2007 ▪ As a stock, ValueVision has performed poorly for stockholders , except for lucky stockholders that bought at the nadir of the financial crisis – The stock is down 17% since January 2010, while HSN is up 165% and QVC is up 264% – Stock trades today at less than one - third the average price for which it traded during the ten years prior to current CEO’s tenure ▪ In our view, ValueVision has a tired strategy, reminiscent of 1990s style home shopping – HSN and QVC (and other eCommerce companies) have moved on, creating more engaging programming with proprietary brands – ValueVision is still broadcasting in standard definition from outdated studios , without sizzle or engaging content, in our view ▪ Operationally, we believe the Company has failed to execute well on a number of important fronts: – Lack of successful proprietary brands and a product mix that differs significantly from competitors has hurt penetration and productivity per home – Programming is extremely repetitive and has not attracted viewers – Return rates are the highest in the industry ▪ Despite years of promising improved stock price and revenue and profit performance, the management team has not delivered ▪ We are concerned about governance as well – Extremely high and disparate Board compensation – No fewer than 12 members of senior management team live more than 9 00 miles from the Company – Company has made exercising the shareholder franchise difficult ▪ We believe our Board nominees can get ValueVision on track with improved strategy and operations

Page 4 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies 0 Some History: Two Tumultuous Years October 26, 2007: Board fires CEO suddenly and lowers guidance to $5 - 10mm EBITDA August 22, 2008: Keith Stewart joins as COO with all day - to - day management responsibilities September 11, 2008: Announces strategic alternatives review with Piper Jaffray January 7, 2009: Announces cable relationships have expired and cost reduction actions January 18, 2008: Announces Q3 revenue down 32% “We shot ourselves in the foot. It was all about poor execution. It was all about a backward business model. It’s why we haven’t delivered more than a dollar of earnings in 18 years. And that is going to change.” – Keith Stewart 1 January 27, 2009: Announces no final bids received in sales process Source: Company filings and Capital IQ through December 31, 2009. (1) Keith Stewart quoted in Minneapolis Star Tribune, May 3, 2009. Keith Stewart became CEO after significant turnover: 4 CEOs in 15 months $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 CEO: Lansing Buck Aiu Buck Stewart

Page 5 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies -100% -50% 0% 50% 100% 150% 200% 250% 300% 350% 400% Jan-10 Sep-10 Jun-11 Mar-12 Dec-12 Sep-13 VVTV Peer Index Russell 2000 Index HSN LINT.A $0.00 $10.00 $20.00 $30.00 $40.00 $50.00 $60.00 $70.00 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 VVTV Pre-Stewart Average Keith Stewart Average -120% -100% -80% -60% -40% -20% 0% 20% 40% Jan-08 May-08 Oct-08 Mar-09 Aug-09 Dec-09 VVTV Peer Index Russell 2000 Index Performance Has Been Disappointing Under Stewart Source: Capital IQ through May 22, 2014. Peers from VVTV 2014 Proxy and include 1 - 800 - FLOWERS.COM, Inc.; Big 5 Sporting Goods Corporation; Blue Nile, Inc.; Cato Corporation; Coldwater Creek Inc.; dELiA *s, Inc.; Liquidity Services, Inc.; New York & Company Inc.; Nutrisystem , Inc.; Overstock.com Inc.; Pacific Sunwear of California Inc.; priceline.com Incorporated; Select Comfort Corporation; and Tuesday Morning Corporation. 10 - Year Average: $14.77 ValueVision Media Stock Price Performance VVTV’s stock has underperformed peers and the Russell 2000 Index since 2010 2008 to 2009 CEO Tenure Average: $3.51 Keith Stewart Era, 2009 - 2014 January 1, 2010 to May 22, 2014 1/26/09: Stewart becomes CEO after stock collapses 94% in 2008 Stock is down 17% since January 2010 9/22/08: Stewart named COO 2009 stock price recovery gets VVTV back to R2000 level - 17% +74% +264% +165% +282%

Page 6 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies -200% 0% 200% 400% 600% 800% 1000% 1200% 1400% 1600% 1800% Jan-09 Jan-10 Jan-11 Jan-12 Jan-13 Jan-14 VVTV HSN LINT.A Lags Peers On Key Metrics; Has Declining Share Indexed Total Return Since Stewart Named CEO Historical Revenue Revenue Share $691 $767 $781 $640 2005 2006 2007 2013 $1,887 $1,884 $1,892 $2,312 2005 2006 2007 2013 $4,640 $4,983 $5,208 $5,844 2005 2006 2007 2013 VVTV HSN 1 QVC 2 - 7% +22% +26% Source: Company filings and Capital IQ through May 22, 2014. (1) Home Shopping Network segment only. (2) United States geography only. +733% +1119% +1047% ValueVision stock has underperformed, its revenue growth has lagged and it is losing share to competitors HSN 24% QVC - US 66% VVTV 10% 2007 Revenue HSN 26% QVC - US 67% VVTV 7% 2013 Revenue

Page 7 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Failure To Execute On Opportunity U.S. Households Reached (mm) Revenue Per Home 1 3.3x 7.7x 1.2x 1.1x ▪ With access to 87 million homes, ValueVision has every opportunity to succeed in creating a big and profitable business – Productivity of the programming (i.e. revenue generated from each home) lags significantly behind its peer companies – Even though the peers already produce more revenue per home, they are also growing this metric faster than VVTV – There is no structural barrier to ValueVision performing as well as the competition ▪ However , ValueVision is not on a course to break out of its pattern of financial and stock underperformance, in our view – ValueVision still lacks compelling and proprietary products in the right variety – The programming is not engaging and is excessively repetitive ▪ Management’s failure to fully use the Company’s ubiquitous distribution productivity has harmed stockholders – Today, VVTV represents just a tiny fraction of the enterprise value in the industry – Because of the operating leverage in the business model, driving additional revenue per home can create tremendous value for stockholders Source: Company filings. (1) Revenue per Home defined as sales divided by U.S. households reached. Source; ValueVision Investor Presentation, April 2014, and public filings for HSN and QVC. (2) VVTV stock price as of May 16, 2014. HSN enterprise value calculated as U.S. EBITDA for the LTM period ended 3/31/14 of $261 mm times blended LTM EBITDA trading multiple of 10.1x. QVC enterprise value calculated as U.S. Adjusted EBITDA of $1,353mm for the LTM period ended 3/31/14 times the blended LTM EBITDA trading multiple, adjusted for minority interest, of 9.6x. 87 96 106 VVTV HSN QVC Enterprise Value Attributed to U.S. ($ mm) 2 $250 $2,638 $12,997 VVTV HSN QVC 51x 10x Compounded Annual Growth In Sales Per Home 1 - 6.8% +0.1% +2.6 % VVTV HSN QVC 2007 - 2013 0.9% +2.5% +3.1 % VVTV HSN QVC 2009 - 2013 $7 $24 $57 VVTV HSN QVC

Company Has Failed To Develop Proprietary Brands

CLINTON GROUP

Proprietary brands and products are key to success in multi-channel retailing

- QVC and HSN have focused on developing such brands
- ValueVision appears to have few successful proprietary brands

Selected Major Proprietary Brands[1]

QVC	HSN	VVTV[2]
Joan Rivers Jewelry	Andrew Lessman (Vitamins)	Cozelle Linens
Susan Graver Fashions	Joy Mangano	Kate and Mallory
Dennis Basso Fashions	Wolfgang Puck Cookware	
Quacker Factory Fashions	Signature Club A	
Denim & Co.	Diane Gilman Fashions	
Isaac Mizrahi LIVE	Iman Fashions	
Cooks Essentials	Antthony Design Originals	
Eterna Gold Jewelry	Perlier Bath & Body	
Diamonique Jewelry	Victoria Wieck Jewelry	
Lori Grenier Home	Absolute Jewelry	
Vincenza Style	Serious Skin Care	
Judith Ripka		
Northern Nights		

(1) Selected brands are not a complete list and are among the brands that we believe have sales of more than $25 million annually.
(2) The Company no longer discloses a list of proprietary brands, but we are not aware of any significant revenue contributors that are proprietary, except the two brands listed above.

Clinton Nominee Mark Bozek, former CEO of HSN, on why proprietary brands matter:

"For 30 years, these businesses have been built on developing and selling brands and items that are proprietary to each network – that is, they can't be found elsewhere. Brand definition in multi-channel electronic retailing isn't just about a name – it's about a personality, the bigger the better.

Look at Joan Rivers, Dennis Basso, Joy Mangano and Lori Grenier. They are all bigger than life, even over the top. They entertain, engage and sell seamlessly. This is how successful multi-channel electronic retailers build customer engagement and loyalty. Success (and more importantly profit) cannot be measured simply by a label on a box. QVC and HSN have developed *dozens* of exclusive, proprietary brands that remain the backbone of their success on revenue, margin and profits.

These proprietary brands also command the most significant amount of airtime and online presence. In this way, QVC and HSN expend their most precious resource – airtime – to *build brands that only they sell and profit from*. In the five years current VVTV management has been in place, they have yet to develop more than a handful of proprietary brands that have had any substantial success."

Globally Diversified Investment Institution Specializing In Alternative Investment Strategies

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Precious Airtime Used To Promote Widely Available Brands

CLINTON GROUP

Unlike HSN and QVC, the Company touts its reliance on "upscale, luxury and national" brands

- ValueVision devotes significant airtime to Invicta watches, Skinn Cosmetics and Waterford Crystal
  - The Invicta, Skinn and Waterford brands (and many of their products) are available elsewhere (e.g. Invicta Shops, Costco, Amazon)
  - Other touted brands (e.g. Gucci, Versace, Ferragamo) and products are also available online, on closeout sites or at discounters
  - We believe viewers may be buying elsewhere after watching ValueVision's extensive promotion of these non-proprietary brands
- In contrast, QVC and HSN have expertise in developing high margin, proprietary brands and marketing those brands with storytelling aimed at both new and core customers
  - Strong emphasis on product differentiation provides motivation for consumers to shop on impulse
  - Viewers cannot price compare, which leads to higher margins
- Promoting third-party brands does not create customer loyalty, unlike creating proprietary brands with resonance

Many Retailers Sell Invicta Watches


VICTA
INVICTA
COSTCO
INVICTA

Many Retailers Sell Waterford Crystal


amazon
bloomingdales

Brands on ShopHQ Can Be Found Elsewhere

GUCCI | Brooks Brothers | SKINN COSMETICS | VERSACE | Calvin Klein | SONY

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Page 10 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies 56% 33% 43% 11% 12% 0% 10% 20% 30% 40% 50% 60% 70% 2008 Management's Goal for 2013 2013 HSN QVC 34% 45% 33% 51% 43% 0% 10% 20% 30% 40% 50% 60% 2008 Management's Goal for 2013 2013 HSN QVC “…after a period of approximately 3 - 5 years from fiscal 2008.” Product Mix Different Than Competitors Source: Company filings. (1) Represents merchandise mix per ValueVision Management Presentation, March 2014. (2) HSN First Quarter 2014 Earnings Call Slides, May 1, 2014. (3) Interactive Media, 2013 Form 10 - K, at I - 4 (global data). Jewelry and Watches Segment: Percentage of Revenues Home and Electronics Segment: Percentage of Revenues 2009 VVTV Conference Presentation 1 1 Five years after embarking on an effort to shift its product mix, the Company has only moved its mix modestly 2 3 ▪ Product mix remains vastly different than HSN and QVC – Overly concentrated on jewelry and watches – A high percentage of “home” products consist of non - exclusive mattresses, sheets, and comforters ▪ Management has been promising a shift in product mix for years – Management recognized that shifting the mix was critical to driving revenue as early as 2009 (see slide below) – Progress has been extremely slow or non - existent in some categories

Page 11 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Strained Vendor Relationships ▪ We believe perception in the vendor community is poor – We are aware of several major vendors who will not work with the current merchandising team – Many successful vendors have left for other platforms – Examples include Le Vian Chocolate Diamonds, Sajen Offerings, Rich Line Group, OTC, Gallerie de Bijoux/Sonya Batone , Swiss Watch International/ Lehore Ben Schmul , Sensa , Angel Lift and Pamela McCoy Collections – We are aware of last - minute changes to pricing, volumes, scripts and air time that are unsettling to vendors ▪ Difficult geography for merchants, vendors and on - air talent – Merchants are hard to find and some vendors unwilling to travel to Minneapolis to go on air Things We Have Heard From Current and Former Vendors " When Keith took over they became very knee - jerky in all their decisions about what products to sell and when .” "It was very frustrating that none of the senior executives were around, or even in the State , on the weekends when big business was supposed to happen .” “Many of the proven vendors were shocked [by the change in schedules] and the majority of them have since left.” There is “no energy there.” “The biggest issue was and still remains is they never had a real plan for merchandising, marketing, or public relations. They were all over the board .” “Prior to [the current] team they had a perspective and more of a process in place with vendors .” “The questions I get asked now are: What’s left in your inventory? What’s the cheapest thing you have?” Merchants “do not have management over them to keep [them] working hard. [Management] is only there three days a week.” We believe the Company’s relationships with its vendors are weak

Programming Schedule Is Repetitive; Re-Runs At Night CLINTON GROUP

Compared to QVC and HSN, ShopHQ programming is less diverse, leading to few opportunities for discovery

- With programming that is in our view monotonous and repetitive, viewers do not discover new categories or brands
  - For week beginning May 20, ShopHQ devoted more than half of its 28 hours of live primetime programming to a single non-exclusive brand: Invicta
  - On HSN, those same primetime hours featured no less than *10* separate proprietary and exclusive brands, all of which received an equal amount of air time
- ValueVision is now showing re-runs at night, which dampens the connection to the customer and removes the impulse-buy nature of televised home shopping, in our view
  - HSN and QVC do not show re-runs on their main channels

QVC Programming Schedule Excerpt

Time	Sunday 5/25	Monday 5/26	Tuesday 5/27
6 PM	Canon Cameras	Plow & Hearth In the Garden	Algenist Skin Care
7 PM	Destination Gold	PM Style with Lisa Robertson	Quacker Factory by Jeanne Bice
8 PM	Destination Gold	PM Style with Lisa Robertson	Quacker Factory by Jeanne Bice
9 PM	Canon Cameras	Summertime - Plow & Hearth	Tuesday Night Beauty
10 PM	Susan Graver Style - Weekend Edition	ISAAC MIZRAHI LIVE!	Tuesday Night Beauty
11 PM	Canon Cameras	Outdoor Living - Plow & Hearth	Treat Yourself to Jewelry Miniseries

HSN Programming Schedule Excerpt

Time	Sunday 5/25	Monday 5/26	Tuesday 5/27
6 PM	Carol's Daughter	Electronic Connection	Liz Lange Fashions
7 PM	NutriBullet & Dessert Bullet with David Wolfe	Concierge Collection – Sealy Posturepedic	Clever Carriage Company Handbags / Amika Hair
8 PM	Electronic Connection	Memorial Day Sale Finale	Heidi Daus Fashion Jewelry
9 PM	Joy Mangano	Memorial Day Sale Finale	Diane Gilman Fashions
10 PM	Joy Mangano	Memorial Day Sale Finale	Amika Hair Tool Collection
11 PM	NutriBullet & Dessert Bullet with David Wolfe	Memorial Day Sale Finale	TIMELESS by Naeem Khan Fashions

ShopHQ Programming Schedule Excerpt

Time	Sunday 5/25	Monday 5/26	Tuesday 5/27
6 PM	Skinn Cosmetics	Invicta Watches	Mandi Claire Handbags
7 PM	Skinn Cosmetics	Invicta Watches	Mandi Claire Handbags
8 PM	Invicta Watches	Invicta Watches	Invicta Watches
9 PM	Invicta Watches	Invicta Watches	Invicta Watches
10 PM	Invicta Watches	Invicta Watches	Invicta Watches
11 PM	Invicta Watches	Invicta Watches	Invicta Watches

Source: ShopHQ.com, QVC.com, HSN.com

Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Page 12

Programming Lacks Sizzle And Innovation

CLINTON GROUP

While competitors have continued to innovate...

HSN Live With Music's Biggest Stars



"HSN Live continues to provide its customers with unparalleled live music experiences from some of the music industry's biggest stars and we are excited to welcome **Michael Bolton** to the HSN Live stage," said Andy Sheldon, EVP of Television, Live Events and Creative for HSN. "<u>We have seen tremendous success with our HSN Live concert series and are ready to take this innovative new music platform to new heights</u> with our partnership with The Venetian and The Palazzo Las Vegas." – HSN Press Release

QVC 'Red Carpet' Style Live Show



"QVC is harnessing the power of social media for its fifth annual *Red Carpet Style -- Live From L.A.* broadcast from the Wetherly Gardens at the Four Season Beverly Hills. The three-hour event, which airs Friday at 6 p.m. PT, will feature <u>fashion icons such as **Joan Rivers**, **Isaac Mizrahi** and **Nicole Richie** introducing luxury items to QVC viewers</u>." – Pret-a-Reporter

...ValueVision continues to offer tired, standard definition programming circa 1995







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Page 14 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies ValueVision Has Not Changed Much 1993 2004 2009 2009 Source: YouTube.com 2014 2014 Programming looks the same, decades later

Other Operational Issues Abound

CLINTON GROUP

Company still suffers from critical operational issues, in our opinion

- Seemingly little public relations or off-air marketing to attract new viewers
  - New discovery is critical to improving penetration and productivity
  - Lack of sizzle, live events, "must-watch" programming

- ValueVision was slow to mobile devices and the "second screen"
  - Early last year, ShopNBC.com was ranked dead last of the top 25 eCommerce companies for its mobile platform[1]
  - Company just recently streamlined its online checkout process: what took so long?

- Fixed price distribution contracts with the cable operators were a losing bet on revenue growth
  - Company is now saddled with a much higher cost basis than its peers, on percentage of revenue basis
  - Channel position improvements do not appear to have translated into improved penetration, which remains at one-third of HSN

- Product returns run at industry-high levels, affecting profitability
  - Tied to price points and product mix, but seemingly hard for current team to control
  - Fully 22% of products were returned in Q1

- We have concerns that the management team is not sufficiently focused on their jobs and creating value for stockholders
  - We believe the traveling management team is a source of consternation among employees and vendors

Source: Company filings and Wall Street research. Interviews with former executives.
(1) WWD, "Study: Amazon, Apple, QVC Tops in Mobile," February 11, 2013 and Foresee Mobile Satisfaction Index, Holiday Retail Edition, February 2013.

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Page 16 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Where Is T he Management Team? Source: CapitalIQ , Public Records; Social Media. (1) Retired , as of 4/2014. (2) John Kendig is a VP of Home at VVTV. (3) Nancy Kunkle’s residential address is in West Chester, PA. (4) Bill McGrath’s residential address is in Danielsville , PA. (5) Teresa Harris is the Director of Beauty at VVTV and lives in Saint Petersberg , Florida. (6) Includes 92 publicly traded companies on Major US Exchanges with headquarters in Minnesota above $100mm market capitalization . T he other four executives include LuAnn Via (CBK) for relocation expenses, John Klein (APOG) for relocation expenses, Brandon Elliot (NOG) for temporary commuting expenses and Daniel Hanrahan (RGS) for relocation expenses. Source: CapitalIQ . HQ Carol Steinberg Chief Operating Officer at ShopHQ Greater Philadelphia Area | Retail Previous ShopNBC, David’s Bridal, QVC Education Temple University – Fox School of Business and Management Send Carol InMail Connect 500+ c onnections 2nd Bob Ayd President at ShopHQ Greater Philadelphia Area | Retail Current ShopHQ (formerly ShopNBC) Previous Cisco consulting group, LLC, QVC, Macy’s Education Rutgers University Send Bob InMail Connect 265 c onnections 3rd Bill McGrath 4 Executive Vice President and Chief Financial Officer – Shop NBC Greater Minneapolis - St. Paul Area | Retail Current ShopNBC, St. Joseph’s University Previous Prestige Evaluation Consultants, QVC, Subaru of America Education Drexel University – College of Business and Administration Send Bill InMail Connect 500+ c onnections 3rd David Balliet Retired Baltimore, Maryland Area | Retail Current ShopHQ1 Previous ShopHQ1, QVC, INC, QVC Education Drexel University Send David InMail Connect 233 c onnections 3rd 1 Annette Repasche CMO at ShopHQ Houston, Texas Area | Retail Current ShopHQ1 Previous Stage SS1 Stores, QVC Send Annette InMail Connect 431 c onnections 3rd Jean Sebatier SVP Special Projects at ShopNBC Greater Philadelphia Area | Retail Previous ShopNBC, QVC, Progressive Business Publications Education West Chester University of Pennsylvania Send Jean InMail Connect 316 c onnections 3rd John Kendig 2 Senior Retail Executive and Consultant Dallas / Fort Worth Area | Retail Current Senior Retail Executive and Consultant Previous JC Penney, Self Care, Neiman Marcus Education Gettysburg College Send John InMail Connect 500+ c onnections 3rd Nancy Kunkle 3 SVP, On Air Talent and Customer Experience at ShopHQ Eden Prairie, Minnesota| Retail Current ShopNBC Previous Andres Consulting, LLC, Boeing, QVC Education The Ohio State University Send Nancy InMail Connect 249 c onnections 3rd Karsten Amlie VP, Network Distribution at ShopHQ (formerly ShopNBC ) Ponte Vedra Beach, FloridaBroadcast Media Current ShopHQ, Affiliate Relations Advisors Previous Time Warner Cable, ION Media Networks (formerly PAX TV) Education University of Florida - Fredric G. Levin College of Law Send Karsten InMail Connect 375 c onnections 3rd Send Dan InMail Connect 500+ c onnections 3rd Dan Schutzman Vice President – Home Merchandising at ShopNBC Greater Philadelphia Area | Internet Current ShopHQ Previous BabyAge.com, Lenox, SmartBargains.com Education Lehigh University – College of Business and Economics ▪ We’ve identified 12 senior ValueVision executives who live at least 900 miles from Minneapolis ▪ Of 333 N amed E xecutive O fficers of Minnesota - based public companies, just 8 (4 of whom are from VVTV) receive reimbursement f or commuting 6 David Miller VP of Apparel, Accessories & Footwear at ShopHQ New York, NY Previous Citi Trends, QVC, May Merchandising Company Education University of Tennessee - Knoxville - College of Business Administration Send David InMail Connect 251 c onnections 3rd Teresa Harris 5

Page 17 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Mr. Stewart’s Tenure Started With Ambitious Growth Goals Unfortunately, Mr. Stewart has failed to deliver on his own projections Source: Shop NBC ICR Xchange Investor Conference Presentation, January 14, 2010, pg. 5. Capital IQ. ▪ Management once had bold goals for transforming the Company into a larger player with $1.1 billion in sales and a significantly higher EBITDA margin ▪ The Company has failed to meet these goals , even though they were repeated in 2009, 2010 and 2011 ▪ Measured against the Company’s own targets, the last five years have been disappointing “…after a period of 3 - 5 years from fiscal 2009” 2010 Conference Presentation EBITDA Margin Revenues ($ mm) $1,100 $640 $0 $200 $400 $600 $800 $1,000 $1,200 Goal 2013 10% 3% 0% 5% 10% 15% Goal 2013 72% Miss 42% Miss

Page 18 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Very Little Progress On Productivity Or Penetration 2009 Source: Company filings. ValueVision Conference Presentation, June 2009, at page 10, ValueVision Conference Presentation, January 2010, at page 5, ValueVision Management Presentation, August 2011, at page 15. 2011 Goal: Annual sales of $1.1 billion, or $13 per home We believe the stagnant statistics on productivity and penetration is a result of a lack of proprietary product and programmi ng innovation (1) Revenue per Home defined as sales divided by U.S. households reached. 1999 - 2001 from Piper Jaffray research, September 28, 2000 and 2002 to 2005 from JP Morgan Model, October 30, 2007. (2) Penetration defined as trailing twelve months’ customers divided by U.S. households reached. QVC penetration of 7.4% as indicated in Citi research May, 29, 2012. HSN penetration of 5.3% calculated using 5mm customers per Citi research January 7, 2014. Penetration 2 Revenue Per Home 1 Current CEO Tenure “ To hit our stated targets … we just need to go from 1.5% [penetration] to 3%.” (Keith Stewart , Q1’11 Call, May 11, 2011) 1.3% 1.3% 1.1% 1.4% 1.5% 1.3% 1.4% 1.6% 5.3% 7.4% 0.0% 1.0% 2.0% 3.0% 4.0% 5.0% 6.0% 7.0% 8.0% 2006 2007 2008 2009 2010 2011 2012 2013 HSN QVC Stated goal: “Increase net sales per household from $7 to $12” (Company Presentation, May 2011) Current CEO Tenure $11 $12 $12 $11 $11 $11 $11 $12 $11 $8 $7 $7 $7 $7 $7 $0 $2 $4 $6 $8 $10 $12 $14 $16 $18 99 00 01 02 03 04 05 06 07 08 09 10 11 12 13

Page 19 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Revenue Growth Has Not Kept Pace With Forecasts Failed to achieve stated revenue growth targets of mid - teens compounded percentages Management Projection ▪ “We will double our sales every five years.” (Stewart, November 2009) ▪ “We fully expect to double our business over [a] three - to five - year period.” (Stewart, March 2010) ▪ “We’re going to have to have at least 15% compounded growth quarterly.” (Stewart, November 2009) ▪ “We feel very, very strongly about our business plan” and ability to achieve “mid - teens” compounded revenue growth .” (Stewart and McGrath, March 2011 ) ▪ “We are now turning our full attention to driving top - line growth. ” (Stewart, March 2011) What Happened ▪ 2013 s ales up just 13% from 2008 even though programming is available in 20% more households ▪ Three years later, sales were up 11% with 12% more households reached by the channel ▪ Achieved 5.4% compounded growth on Q3 revenue since Q3 2009 ▪ Achieved 2.6% compounded growth on Q4 revenue since Q4 2010 ▪ 4.4% compounded annual revenue growth since 2010 (due mostly to 4% growth in households reached) Source: Earnings transcripts, Company filings, and Capital IQ.

EBITDA Improvement Entirely Due To Cost Reductions

CLINTON GROUP

Since 2010, entire adjusted EBITDA improvement has come from re-negotiation of cable/satellite carriage deals

Distribution Costs Per Home



$1.35
$1.07
2010
2013

Impact on Adjusted EBITDA



$21.4
($5.8)
$18.0
$2.4
2010 Adj. EBITDA
Lower Distribution Costs¹
New Costs
2013 Adj. EBITDA

- The entire EBITDA improvement since 2010 is more than accounted for by reductions in cable and satellite fees
- We believe the reduction in these fees was essentially inevitable and not the result of management prowess:
  - The original fees were off market because of the way in which they were originally negotiated
  - Cable and satellite operators have less leverage as more traffic originates on the Internet

Source: Company filings.

(1) Represents $0.28 savings on 2010 distribution to 76.4mm homes. See ValueVision Investor Presentation March 2014 at 9.

Globally Diversified Investment Institution Specializing In Alternative Investment Strategies

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Page 21 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Has The Turnaround Actually Started Yet? Current CEO’s Declaration Date Return Beat Russell 2000 Since? Return Beat HSNI Since? Return Beat LINT.A Since? “The turnaround at ShopNBC is gaining momentum.” 8/12/2009 No No No “Another solid step in the right direction in our turnaround… Our rebuilding efforts are starting to actualize [and] the turnaround at ShopNBC has gained traction.” 11/18/2009 No No No “Fiscal 2009: A Transformational Year for ShopNBC ” 1/14/2010 No No No “ ShopNBC is truly [at] the turning point in its 19 year history.” 3/16/2010 No No No “This overall progress is a validation of our continued focus and efforts to turn the Company around while executing on new strategies for growth.” 11/18/2010 No No No “Much of the business rebuilding [is] behind us. We’re very, very confident in our ability to drive shareholder value this year.” 3/17/2011 No No No “We are executing on an exciting road map to drive improved performance.” 5/11/2011 No No No ShopNBC is “executing [its] growth strategy.” 8/1/2011 No No No “Major elements of our business turnaround [are] behind us.” 8/21/2013 No No No “We feel confident about our positive momentum.” 5/21/14 No No No Source: Earnings call transcripts and Capital IQ. Stock price performance measured from the date of the transcript to May 22, 20 14. ValueVision Media, Definitive Proxy Statement. On multiple occasions, the management team has said the Company has been turned around; the stock, however, continues to unde rpe rform its peers; the current proclamations sound no different to us than those of the past

Board Compensation Is Excessive

CLINTON GROUP

- ValueVision's Board compensation is higher than at its signficantly bigger peers and a higher percentage of compensation is cash
- Median Director compensation for companies with a market capitalization below $1 billion is $125,260 according to a study conducted by compensation specialist Frederic W. Cook & Co.[1]
  - By contrast, ValueVision's Board members earned an average of $221,231 in 2013[2]
- ValueVision is a story of two Boards: some directors made more than $275,000 while others made just $118,240[2]

2013 Electronic Retailing Director Compensation – Top 10

Name	Ticker	Total Compensation	Enterprise Value ($mm)[3]
Arthur C. Martinez	HSNI	$500,000	$2,638
Randy S. Ronning	VVTV	$413,150	$250
Sean F. Orr	VVTV	$279,240	$250
M. Ian G. Gilchrist	LINT.A	$243,003	$12,997
David E. Rapley	LINT.A	$232,522	$12,997
Larry E. Romrell	LINT.A	$212,522	$12,997
M. LaVoy Robison	LINT.A	$203,945	$12,997
Andrea L. Wong	LINT.A	$199,515	$12,997
James F. Follo	HSNI	$199,267	$2,638
John B. Morse, Jr.	HSNI	$190,000	$2,638

Percentage of Cash Compensation – Top 10

Director	Ticker	Percentage of Compensation in Cash
Joseph Berardino	VVTV	89%
Sean F. Orr	VVTV	85%
Randy S. Ronning	VVTV	71%
William F. Evans	VVTV	67%
John D. Buck	VVTV	64%
M. Ian G. Gilchrist	LINT.A	62%
David E. Rapley	LINT.A	61%
Larry E. Romrell	LINT.A	58%
M. LaVoy Robison	LINT.A	55%
Andrea L. Wong	LINT.A	55%

Source: Company filings and Capital IQ.
(1) Frederic W. Cook & Co., "2013 Director Compensation Report," December 2013 at 1.
(2) Excludes Joseph Berardino who retired on June 19, 2013.
(3) VVTV stock price as of May 22, 2014. HSN enterprise value calculated as U.S. EBITDA for the LTM period ended 3/31/14 of $261mm times blended LTM EBITDA trading multiple of 10.1x. QVC enterprise value calculated as U.S. Adjusted EBITDA of $1,353mm for the LTM period ended 3/31/14 times the blended LTM EBITDA trading multiple, adjusted for minority interest, of 9.6x.

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Page 22

Page 23 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Numerous Governance Issues Are Concerning ▪ We believe the Board has reacted to our challenge to their incumbency in a manner that was unfair – Our Special Meeting request was rejected on pretense, because of a dropped digit in a zip code – Then, a second request was rejected because we did not openly disclose three years of compensation information about our port fol io manager – Company refused to set a date inside Minnesota law deadlines and refused to confirm in writing that it would stick to its arb itr arily set date – The arbitrary date the Company “set” for the Special Meeting gave the Company flexibility as to whether to release critical Q 4 e arnings before the vote – The Company has accused us of violating its trademark for displaying its logo in our proxy materials ▪ The Company has a Bylaw permitting a majority of the Board to remove directors , with or without cause, at its pleasure – Incumbent Board continues to advocate for this unusual Bylaw: do they intend to remove shareholder - elected directors (including our nominees if they are not a majority) without cause? ▪ The Board put new change - in - control arrangements in place with management after we gave notice of our intention to nominate to the Board – The Company’s Form 8 - K disclosure disingenuously claims this was a mere “formalization” of prior plans, but the new plans are materially better for management than ones disclosed just weeks earlier in preliminary proxy materials – Acts as a deterrent for shareholders in exercising their rights to vote for change, entrenching the current Board ▪ As noted, Board pay is excessive and treats the directors very differently – We believe the proxy disclosure is also disingenuous in that it claims a $150,000 “special retainer” was paid to some members of the Board for their service in responding to us – But the same directors were paid a “special retainer” in 2012 of $131,250 before we even became shareholders ▪ The Board has not disclosed that one of its Nominees no longer holds the executive position disclosed in the Company’s proxy The Board of Directors has not treated shareholders fairly, in our view

Company Has Provided Investors With Erroneous Data

CLINTON GROUP

Despite admitting mistake in calculation of key metric, Company has not publicly corrected misleading data; what other data is wrong?


INCREASING RETENTION &
PURCHASE FREQUENCY
SHOP


What VVTV Showed
F08
32%
68%
New Retained
LTM
49%
51%
New Retained


Corrected
F08
51%
49%
New Retained
LTM
49%
51%
New Retained

- March 2014 presentation at Telsey conference repeated the Company's focus on supposed improvements in key metrics, including customer retention
  - This data has been included in investor presentations for years, and has been highlighted in defense of CEO's tenure[1]
  - Major takeaway is "increased retention… drives long term sustainable growth"
  - Was full-throated defense of Keith Stewart's tenure as CEO
- We questioned the calculation of historic rates based on quick, real-time review of data
- CFO admitted later a calculation mistake – "the retention rate presented for years prior to fiscal 2012 did not reflect" the same methodology as "LTM"
  - When properly calculated, "retention rate for 2008 [would be] approximately 49%" according to CFO, demonstrating essentially no improvement during CEO's tenure
  - Company has not filed corrected presentation
  - Company has not corrected its prior miscalculation of 2008 data

Source: Company filings
(1) The data was highlighted in older presentations: March 2013 at 16; September 2013 at 18; November 2013 at 11; and January 2014 at 10.

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Page 25 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies -$5.00 $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 $40.00 Jan-08 Jul-08 Jan-09 Jul-09 Jan-10 Aug-10 Feb-11 Aug-11 Feb-12 Aug-12 Mar-13 Sep-13 Mar-14 VVTV SCSS Tale Of Two Twin City Companies That Crashed In Early 2009 Source: Capital IQ through May 14, 2014. (1) Comparison of 1/26/99 to 5/15/14. - 21% ValueVision Media Vs. Select Comfort Financial Metrics ($mm) 1/26/99: Keith Stewart becomes CEO +163% 2009 2013 Difference VVTV SCSS VVTV SCSS VVTV SCSS Revenue $528 $544 $640 $960 +$112 +$416 Gross Profit $174 $336 $230 $602 +$56 +$266 EBITDA ($22) $44 $18 $126 +$40 +$77 Net Cash $6 $10 ($9) $110 ($15) +$101 T BV/Share $1.87 $0.36 $1.33 $3.80 ($0.54) +$3.44 TEV 1 $0.2 $67 $251 $894 +$251 +$827 Description and Corporate Governance ValueVision Media Select Comfort Headquarters Sector Minneapolis Retail Minneapolis Retail Market Cap: Low in early 2009 Current % of Pre - Crash High $6mm $242mm 8% $9mm $1.0bn 67% Compensation: Chairman Pay 2013 CEO Cash Pay 2013 CEO Total Pay 2013 $413k $1.5mm $2.3mm $256k $675k $1.6mm ▪ Select Comfort (Nasdaq: SCSS) is listed as one of ValueVision’s peers in its 2014 proxy ▪ The companies are both in Minnesota, retailers and came under pressure in 2009

Page 26 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Thomas D. Mottola Former Chairman and CEO, Sony Entertainment Fred Siegel Former SVP of Marketing, QVC Robert Rosenblatt Former CFO / President, HSN Former CFO, Bloomingdale’s We have nominated six new Board members that we believe can help fix the continuing issues at ValueVision Media We Believe A New Board Can Help Thomas A. Beers CEO, FremantleMedia North America Mark C. Bozek Former CEO, HSN Ronald Frasch Former President and CMO, Saks Fifth Avenue

Page 27 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies How Our Nominees Can Help Create Stockholder Value With active o versight, the Nominees are ready, willing and able to chart a path to success and implement change Replace Management With Actively Engaged, On - Site Executives With Proven Track Records ▪ Keith Stewart has missed nearly every target he has publicly announced for the Company ▪ Lack of vision and differentiation suggests a need for fresh thinking from the executive suite ▪ Willingness to hire executives who commute from afar suggests a lack of recruiting prowess ▪ Nominees believe shareholders are not getting fair effort from executives who commute to the Company’s headquarters ▪ Nominees are aware of many talented executives with relevant experience who are prepared to move to Minneapolis to help execute a growth strategy ▪ Goal is to hire a search firm and find talented, committed executives The nominees will examine the executive team objectively to determine if better operating executives can be located Create Proprietary Brands with Relevance and Scale ▪ Proprietary brands drive viewership, sales and margins ▪ VVTV has not been focused on this huge profit driver: three of its biggest brands ( Invicta , Skinn , and Waterford) are not proprietary; their products are available widely ▪ VVTV has an excess of airtime (they are showing reruns), so can use that time to develop and build brands ▪ In addition to airtime , VVTV has other things to offer in developing brands, such as the ability to experiment with formats, live events and shoots, social media tie - ins, etc. ▪ Not every new brand will work, but the nominees are experienced at evaluating early signs and helping determine the “white space” where brands might succeed Developing proprietary brands offers the chance to drive viewership, sales and margin

Page 28 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies How Our Nominees Can Help Create Stockholder Value With active o versight, the Nominees are ready, willing and able to chart a path to success and implement change Improve Merchandising and Product Mix ▪ Strong, mutually beneficial relationships with the vendor community are critical to success ▪ This is a function best performed in New York City; nominees would study the efficacy of opening a merchandising office in New York ▪ Critical to modify the mix of products offered to more closely mirror the successful competitors while not alienating the customer ▪ Develop and discover personality - backed proprietary brands to build businesses and capture margin and brand equity The nominees believe improved product mix and merchandising can drive additional penetration and sales Develop On - Air Programming That Is Captivating, Entertaining And More Effective at Conversion ▪ Home shopping the traditional, VVTV, way is uninteresting and VVTV (as the third - place market share player) should be the innovator ▪ The nominees believe the big network game / talent shows have proven how to draw audience and how to engage them ▪ Combining access to 87 million homes with entertainment and commerce could be potent and fresh ▪ The beauty of owning programming 24/7 is the ability to test new formats and approaches until an optimal approach is achieved ▪ The excitement of “live events” with known and newly discovered personalities and suspenseful content will draw audience ▪ Creating mobile broadcasting events from New York, Los Angeles and other locations will complement the Minnesota broadcast by creating a more compelling “alive” live network and digital platform The nominees believe creating a fresh programming approach can drive viewership and conversion

Page 29 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies How Our Nominees Can Help Create Stockholder Value With active o versight, the Nominees are ready, willing and able to chart a path to success and implement change Involve Leading Personalities, Celebrities And Musicians And Let Them Draw Audience ▪ Personalities, celebrities and musicians are proven revenue generators in this area and are seeking exposure and additional sources of income ▪ The nominees believe their unique relationships can help forge partnerships and programming that will drive viewership and sales ▪ Live engaging events – such as music concerts with emerging artists – combined with selling can be commercially compelling for all involved ▪ Access to 87 million homes begs for programming that will draw in viewership The nominees can help attract leading personalities, celebrities and musicians to draw audience and sell product Engage In Public Relations, Off - Air Marketing And Social Media To Draw Viewership ▪ Discovery of the programming and products is critical to improved financial performance ▪ Relying on random channel - surfing for new customer discovery is suboptimal in a crowded eCommerce marketplace ▪ Unique and proprietary product will also help drive discovery through word - of - mouth and social media ▪ Need a CEO who is visibly promoting the business ▪ The nominees believe viewers can be given notice of the programming and a reason to watch through PR and compelling live events ▪ Improvements in “second screen” tablet and browser presence can drive social engagement with programming ▪ Outreach to Silicon Valley and other online commerce and technology companies to discover compelling ways to use access to 87 million homes The nominees believe new viewers (and customers) can be drawn to the programming through clever marketing

Page 30 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies How Our Nominees Can Help Create Stockholder Value With active o versight, the Nominees are ready, willing and able to chart a path to success and implement change Ensure Operational Excellence and Governance Best Practices ▪ Nominees believe a full review of the cost structure should be conducted, with an eye toward operating lean ▪ The nominees believe distribution should be expanded to match QVC at 106 million homes, if possible and economically reasonable ▪ Full review of operating in high definition and channel adjacencies is appropriate ▪ Evaluate sale of the Boston TV station and sale/leaseback on the Company’s owned real estate ▪ Analyze disclosures to ensure best - in - class shareholder information and transparency around key performance indicators, such as mix, segment profitability, customer loyalty, vendor concentration, etc. ▪ Rationalize board pay and implement responsive and open communication practices with shareholders The nominees aim to reduce costs, expand distribution, optimize the balance sheet and treat shareholders and employees well

The First Ninety Days

CLINTON GROUP

June 2014

M	T	W	T	F
26	27	28	29	30
2	3	4	5	6
9	10	11	12	13
16	17	18	19	20
23	24	25	26	27
30	1	2	3	4

July 2014

M	T	W	T	F
30	1	2	3	4
7	8	9	10	11
14	15	16	17	18
21	22	23	24	25
28	29	30	31	1

August 2014

M	T	W	T	F
28	29	30	31	1
4	5	6	7	8
11	12	13	14	15
18	19	20	21	22
25	26	27	28	29

September 2014

M	T	W	T	F
1	2	3	4	5
8	9	10	11	12
15	16	17	18	19
22	23	24	25	26
29	30	1	2	3

On June 19

- Appoint new interim CEO (several viable candidates on our slate)
- Appoint new Chairman
- Interim CEO to meet with existing executive management team
- Establish transition team with outgoing Board members (if they will cooperate)
- Hold company-wide meeting to introduce interim CEO and outline short- and long-term goals

By June 27

- Interim CEO has met with all members of management, outside auditors, key vendors and on-air talent
- Interim CEO has communicated short- and long-term growth strategies to merchants, vendors and other key constituents
- Public relations outreach to the broader vendor community about goals for the business and ways to work with VVTV

By June 27

- Assessments underway on customer data security, vendor terms and relationships, personnel/skill gaps, internal brands, technology infrastructure, and operations
- Executive recruiter engaged to help assess senior management and identify new executive management, as necessary
- New Board committees meet with goal toward assessing governance and Bylaws, executive and Board compensation and engaging executive recruiter
- New audit committee meets with Deloitte & Touche
- Begin efforts necessary to plan for a successful holiday selling season

By July 18

- Executive recruiter engaged to find permanent CEO, with interim CEO likely a candidate
- Board meeting to amend Bylaws based on input from law firm and governance experts to provide for best practices in shareholder nominations, majority voting and removal provisions among other things

By July 18

- Board to adopt new Board compensation structure to align incentives better, on advice of executive compensation consultant
- Board approval for opening of a NYC merchandising office, with a goal of 10-12 merchants; hiring complete on several new, well-connected merchants
- Work has begun at identifying new proprietary brands in each of the five key product categories, with discussions underway with some talent agencies, personalities and celebrities
- Completed assessment of the "loyal" customer and how to best extend the relationship with these customers
- New social media plan in place with regular communication to the customer base about the changes at VVTV and what to expect next
- Return to 24/7 live broadcasting

August 22

- Announce several new proprietary brands, with a goal to launching product within a quarter

By August 22

- NYC presence is up-and-running with new merchants sourcing product from vendors with whom they have relationships
- Finish assessment and transition plans (where required) of senior management team with executive recruiter
- Finish assessments on technology, operations and vendor relationships and take action on each

By September 19

- Permanent CEO named
- At least one live broadcast from NYC or LA per week to highlight new products and new "look and feel"
- Finish assessment of proprietary brands and gaps
- Preparations for holiday selling season complete, with new product, show line-up and schedule in place
- Launch public relations and marketing efforts aimed at attracting new viewers
- Announce first personality-driven, live event to occur in early part of holiday season

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We Believe Our Nominees Would Constitute A Better Board

CLINTON GROUP

Our nominees bring experience and expertise and, in our view, would be a better Board than the incumbents

Expertise	Incumbent	Clinton	Our Observations
Home Shopping Senior Executive	 **Keith Stewart** CEO, ValueVision Media	 **Mark C. Bozek** Former CEO, HSN	• Prior to joining ValueVision, Stewart was a VP of Global Sourcing and Merchandising at QVC • Bozek generated $1 billion in EBITDA over four years as CEO of HSN in 17 million fewer homes than VVTV is in today • Advantage: Bozek: Proven ability to grow home television shopping business
Finance and Operations	**Sean Orr** CFO, Accretive Health **Lowell Robinson** Former CFO, MIVA, HotJobs.com **William Evans** Former CFO, Witness Systems	 **Robert Rosenblatt** Former CFO / President, HSN Former CFO, Bloomingdale's	• Orr is CFO of healthcare IT company (and previous CFO of popcorn company); Robinson served as CFO of several private companies; Evans was CFO of tech company until 2007 • Rosenblatt was CFO (and President) of HSN and CFO of Bloomingdale's; COO of Tommy Hilfiger • Advantage: Rosenblatt: Direct financial and operating executive experience in home shopping and retailing
Marketing	 **Jill Botway**[1] Former Sales/Marketing, Specific Media/MySpace	 **Fred Siegel** Former SVP of Marketing, QVC	• Botway was EVP and Director of Sales and Marketing for Specific Media/MySpace[1] • Siegel was EVP of Marketing at QVC during some of its highest growth years • Advantage: Siegel: ValueVision needs to find innovative ways to strengthen and expand ShopHQ's brand

Source: Company filings.
(1) Company has not yet disclosed that Jill Botway is no longer associated with Specific Media / MySpace

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We Believe Our Nominees Would Constitute A Better Board

CLINTON GROUP

Our nominees bring experience and expertise and in our view would be a better Board than the incumbents

Expertise	Incumbent	Clinton	Our Observations
Merchandising	 **Randy Ronning** Former Chief Merchant, QVC	 **Ronald Frasch** Former President and CMO, Saks Fifth Avenue	• Ronning served as Chief Merchandising Officer of QVC for 18 months • Frasch was President and Chief Merchandising Officer at Saks Fifth Avenue (6 years) and CMO for 4 years prior to that • Advantage: Frasch: ValueVision needs improved merchandising from proven leader
Senior Executive Experience	 **John Buck** Chairman and Former CEO, Medica	 **Thomas D. Mottola** Former Chairman and CEO, Sony Entertainment	• Buck previously was CEO of Minnesota's second largest health insurer • Mottola headed Sony Music for nearly 15 years and has relationships with hundreds of high-profile entertainers and performers • Advantage: Mottola: ValueVision would benefit from celebrities and personalities, and on-air, live events
Cable / Television Executive	 **Landel Hobbs** Former COO, Time Warner Cable	 **Thomas A. Beers** CEO, FremantleMedia North America	• Hobbs was COO of Time Warner Cable • Beers is current CEO of cable and broadcast content producer FremantleMedia N.A., with programming that includes "American Idol," "America's Got Talent," "The X Factor," "Let's Make a Deal," "Family Feud," and "The Price is Right." • Advantage: Beers: ValueVision needs fresher, more engaging content

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Page 34 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Hear From Our Nominees Directly Our Nominees have shared their views in a video available on our website Visit AddValueAndVision.com

Page 35 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Appendix

Thomas A. Beers

CLINTON GROUP



Relevant Experience

Since 2012, Mr. Beers has been the Chief Executive Officer of FremantleMedia N.A., Inc., the U.S. production division of global media giant FremantleMedia Ltd., where he is in charge of Fremantle's management and business performance, as well as the development, production and operations of more than 600 hours of programming per year including "American Idol," "America's Got Talent," "The X Factor," "Let's Make a Deal," "Family Feud," and "The Price is Right." Prior to joining FremantleMedia, Mr. Beers was the founder and Chief Executive Officer of Original Productions, LLC, a non-fiction television production company that was acquired by FremantleMedia in 2009, where he was the creator and driving force behind the Primetime Emmy® winning "Deadliest Catch", and Emmy nominee "Ice Road Truckers", and top-rated shows "Storage Wars", "Monster Garage" and "Black Gold"; Mr. Beers served as Chief Executive Officer of Original Productions, LLC, from 2007 to 2012. Mr. Beers has created a unique brand of television programming featuring unheralded heroes in high risk, high reward situations. His catalogue of more than 40 series is firmly entrenched across cable powerhouses Discovery, HISTORY, A&E, Spike TV, The National Geographic Channel, and truTV. Prior to Original Productions, Mr. Beers had served for 11 years as a production executive and series and specials producer for Turner Broadcasting System, Inc., a media conglomerate; and later held a similar position at Paramount Syndicated Television. As Vice President and Supervising Producer for Turner Original Productions, Mr. Beers's responsibilities encompassed supervising original programming for TBS Superstation, including the award-winning series "National Geographic Explorer", "Network Earth" and "The Jacques Cousteau" Specials. Mr. Beers created and executive produced the TBS and syndicated series "Wild! Life Adventures." He also served as the producer for the highest-rated specials in the history of Turner Original Productions – "Harley Davidson The American Motorcycle", the Emmy® winning "Cats And Dogs", and "The Incredible Life and Times of Robert L. Ripley, Believe It or Not."

Mr. Beers's qualifications as a director include his expertise as an executive in the television industry and his experience in development, production and operations of innovative programming.

ValueVision Media Qualifications

- Emmy® winning Live Television Expertise
- Innovation Expertise
- Production Knowledge
- Television Operations Knowledge

Ownership

Mr. Beers has an indirect economic interest in 160,210 shares of VVTV.

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Page 36

Mark C. Bozek

CLINTON GROUP



Relevant Experience

Mr. Bozek served as the Chief Executive Officer of Home Shopping Network (HSN), a multi-channel retailer and television network specializing in home shopping, from January 1999 to January 2003. He is currently the Co-Founder and Chief Executive Officer of Dollars Per Minute Inc., a merchandising and entertainment company. Prior to forming Dollars Per Minute, Inc. in 2011, Mr. Bozek formed and operated the media and consulting company Galgos Entertainment LLC, where he has served as a principal since 2007. Through Galgos Entertainment, Mr. Bozek has acted as a consultant for private equity firms (including Goldman Sachs and Bain Capital) on various retail and commerce related ventures. Galgos Entertainment also is developing several television and feature projects including "Shoe Addicts Anonymous", a feature film starring Halle Berry that is in development at Universal Studios. Prior to Galgos Entertainment, Mr. Bozek worked for 14 years with Barry Diller.

During his tenure as Chief Executive Officer of HSN, Mr. Bozek generated over $6 billion in sales and $1 billion in profits while managing 6,000 employees. Mr. Bozek also grew Full-Time Equivalent Households (FTEs) for the network by 4 million households during his tenure. As the Chief Executive Officer of HSN, Mr. Bozek transformed HSN's merchandising through innovation and strategic leadership. Mr. Bozek built multiple $100 million and more proprietary brands, including Ingenious Designs. Mr. Bozek also was responsible for the development and growth of HSN's current top selling brands, including Andrew Lessman, Diane Gilman, Wolfgang Puck and Serious Skin Care. In 1998, Mr. Bozek launched HSN.com, the online business for HSN. As Chief Executive Officer, Mr. Bozek also was responsible for the international launches of HSN in Japan, Europe and China. Mr. Bozek's merchandising and media career began as a producer at Fox Television, a division of News Corporation, a global vertically integrated media company, and then as a Senior Vice President at QVC, a multinational corporation specializing in televised home shopping. Mr. Bozek was at Fox Television at its inception in 1998, where he was a three-time Emmy nominee. Mr. Bozek also served on the board of directors of Sykes Enterprises, Inc. (NASDAQ:SYKE), which provides customer contact management solutions and services in the business process outsourcing arena, from 2002 to 2013.

Mr. Bozek's qualifications as a director include his expertise as an executive in the retail and TV shopping industries and his experience as leader of one of the Company' primary competitors.

ValueVision Media Qualifications

- Retail Industry Experience
- Leadership
- Direct Response Marketing Expertise
- E-Commerce Experience
- Public Company Director

Ownership

Mr. Bozek has an indirect economic interest in 12,016 shares of VVTV.

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Page 38 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Ronald Frasch Mr . Frasch is currently an operating partner at Castanea Partners, a consumer - focused private - equity firm, which he joined in February 2014, and the principal of Ron Frasch Associates, LLC, a consulting firm he organized in January 2014. From February 2007 until November 2013, Mr. Frasch served as President and Chief Merchandising Officer of Saks Fifth Avenue, a division of Saks, Incorporated, a NYSE - listed luxury fashion retailer. From November 2004 until January 2007, he held the post of Vice Chairperson and Chief Merchant of S aks Fifth Avenue. He has served as a member of the board of directors of Crocs, Inc., an apparel footwear and accessories company, sin ce October 2006. From January 2004 to November 2004, he was employed by Saks in a non - executive capacity. From April 2000 to January 2004, Mr. Frasch served as President and Chief Executive Officer of Bergdorf Goodman (a subsidiary of Neiman Marcus Group, Inc.) and served as President of GFT North America (a subsidiary of Gruppo GFT, based in Turin, Italy, a global producer, marketer and distributor of fine men's and women's clothing, sportswear and furnishings) from 1996 to 2000. Mr. Frasch also served as President and Chief Executive Officer of Escada USA from 1994 to 1996. Mr . Frasch's qualifications for director include his extensive executive expertise in the fashion retail industry and his experience on th e board of directors of a public company. Relevant Experience ValueVision Media Qualifications ▪ Fashion Retail Industry Experience ▪ Luxury Brand Expertise ▪ Leadership ▪ Public Retail Chairman and Director

Thomas D. Mottola

CLINTON GROUP



Relevant Experience

In 2003, Mr. Mottola founded The Mottola Company, Inc., a company specializing in multimedia, entertainment, communications, branding, licensing and consulting, and has been its Chairman and Chief Executive Officer since that time. Mr. Mottola has also served as a senior advisor to Catterton Partners Corp., a private equity firm, since January 2014. From 1993 to 2003, Mr. Mottola served as Chairman and Chief Executive Officer of Sony Music Entertainment, Inc., a global recorded music company. Prior to becoming Chief Executive Officer of Sony, he served as its President from 1988 to 1993. He has served on the board of directors of ONE World Enterprises, LLC since 2010. Mr. Mottola is widely known for signing and developing the careers of major recording artists, including Celine Dion, Mariah Carey, Beyoncé, Jennifer Lopez, Ricky Martin, Gloria Estefan, Shakira, Dixie Chicks, Marc Anthony, Barbra Streisand, Bruce Springsteen, Billy Joel and Harry Connick Jr., among many others. Mr. Mottola currently serves as a director on the board of Restoration Hardware, Inc. (NYSE: RH), a luxury brand in the home furnishings marketplace.

Mr. Mottola's qualifications as a director include his extensive experience as a senior executive and director of a major branded consumer media company.

ValueVision Media Qualifications

- Entertainment and Talent Industry Knowledge
- Consumer Media Expertise
- Leadership
- Operations Expertise
- Public Luxury Brand Director

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Robert Rosenblatt

CLINTON GROUP



Relevant Experience

Mr. Rosenblatt is currently the Chief Executive Officer of Rosenblatt Consulting, LLC, a private company he formed in 2006, which specializes in helping investment firms determine value in both public and private consumer companies as well as helping retail firms bring their product to market. From 2012 to 2013, Mr. Rosenblatt served as the interim President of ideeli Inc., a members-only e-retailer that sells women's fashion and décor items during limited-time sales. From 2004 to 2006, he was Group President and Chief Operating Officer of Tommy Hilfiger Corp., a worldwide apparel and retail company. He co-managed the process that culminated in the successful sale of Tommy Hilfiger Corp. to Apax Partners in 2006. From 1997 to 2004, Mr. Rosenblatt was an executive at HSN, Inc., a multi-channel retailer and television network specializing in home shopping. He served as Chief Financial Officer from 1997 to 1999, Chief Operating Officer from 2000 to 2001 and President from 2001 to 2004. Previously, from 1983 to 1996, he was an executive at Bloomingdale's, an upscale chain of department stores owned by Macy's Inc., and served as Chief Financial Officer and Vice President of Stores. Mr. Rosenblatt is currently a director on the boards of several public and private companies including The Pep Boys (NYSE:PBY), an automotive aftermarket chain, Deb Shops, Inc., a women's clothing retail chain, RetailNext, Inc., a company specializing in providing retailers and manufacturers real-time in-store analytics, and I.Predictus, LLC, a web-enabled marketing platform. Mr. Rosenblatt was also a director on the board of Thwapr, Inc., which developed a mobile video sharing platform, from 2010 to 2012.

Mr. Rosenblatt's qualifications as a director include his experience in the retail and electronic retailing industry as well as his expertise in finance, direct response marketing, operations, and e-commerce.

ValueVision Media Qualifications

- Retail Industry Experience
- Finance Expertise
- Direct Response Marketing Expertise
- Operations Knowledge
- E-Commerce Experience

Globally Diversified Investment Institution Specializing In Alternative Investment Strategies

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Fred Siegel

CLINTON GROUP



Relevant Experience

Mr. Siegel is the founding partner of Fred Siegel Partners (FSP), a team that creates and implements media initiatives for corporations and leading non-profits with a focus on strategic collaborations and social engagement. Working across all media, FSP engages in a range of projects with an emphasis on important initiatives ranging from the Environment to Health. Current and recent efforts include work with United Health Group, The Nature Conservancy, General Mills, Inc. and StandUp2Cancer with visible programs launching in the coming months including an eight episode television series on Climate Change premiering on Showtime in April 2014. Mr. Siegel also currently advises the Google Ventures-backed Sidecar (operated by Side.cr, LLC), a ride-sharing startup company, and Ourtime.org, a non-profit that enhances the political voice of young Americans through new media and popular culture. Prior to founding FSP in 2001, Mr. Siegel was marketing lead for Excite, Inc. and Excite @ Home, Inc., an online internet portal and high-speed internet provider, from 1998 to 2000 where he oversaw all marketing and communications activities. Mr. Siegel is responsible for many Internet firsts including strategic partnerships with television networks, the first large-scale voting event on the web (with the Prime Time Emmys), the first Online Town Hall meeting with President Bill Clinton (to demonstrate the then-nascent VoiP technology).

Prior to Excite, Mr. Siegel was a Senior Vice President and marketing head for QVC, Inc., a multinational corporation specializing in televised home shopping, from 1993 to 1998 as a core member of the management team overseeing all off-air consumer touch-points including all marketing and communications, leading special on-air events, and attracting and securing marquee brand-name vendors, helping QVC become the dominant number-one category-defining brand. Before QVC, Mr. Siegel held positions in Advertising including Executive Vice President, Executive Creative Director of Ketchum Inc., a public relations and marketing agency, from 1992 to 1993 and prior to that, SVP Group Creative Director of McCann-Erickson Advertising NY, a leading advertising agency, from 1987 to 1992. Mr. Siegel has won numerous awards including a Daytime Emmy Award (2011) for television series Avec Eric, Advertising's One Show, Clio, Art Directors club awards for advertising campaigns including Coca Cola, Miller Lite, Alka Seltzer, Sony among others. Mr. Siegel has been profiled in the Wall Street Journal, was featured in a Harvard Business Review Case Study (QVC) and was listed as a "Top Ten Hire in the Internet" by the Industry Standard magazine.

Mr. Siegel's qualifications as a director include his experience as an executive in the television shopping industry, and his expertise in marketing and advertising.

ValueVision Media Qualifications

- Television Shopping Industry Experience
- Marketing and Advertising Expertise
- Innovation Expertise

Globally Diversified Investment Institution Specializing In Alternative Investment Strategies

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Page 42 Globally Diversified Investment Institution Specializing In Alternative Investment Strategies Contact Information Clinton Group 601 Lexington Avenue 51st Floor New York, New York 10022 Greg Taxin, President Tel: +1 (212) 825 0400 VVTV@clinton.com Okapi Partners 437 Madison Avenue 28th Floor New York, New York 10022 Bruce Goldfarb, President and CEO Tel: +1 (212) 297 0720 VVTV@okapipartners.com

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